NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 20, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 6, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Chiquita Brands International, Inc. and Cavendish Acquisition Corporation, a wholly owned subsidiary of Cavendish Global Limited, a jointly owned subsidiary of Burlingtown UK LTD and Erichton Investments Ltd., became effective on January 6, 2015. Each share of Chiquita Brands International, Inc. was converted into $14.50 per share in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 7, 2015.